EXHIBIT 23.4


                            [LETTERHEAD OF KPMG LLP]





                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors and Stockholders
Preferred Healthcare Staffing, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 dated November 16, 2001 of AMN Healthcare Services, Inc. of our report dated April 4, 2001, relating to the balance sheets of Preferred Healthcare Staffing, Inc. as of December 31, 1999 and November 30, 2000, and the related statements of operations, shareholders' equity and cash flows for the years ended December 31, 1998 and 1999 and the eleven months ended November 30, 2000, which report appears in the registration statement (No. 333-65168) on Form S-1 of AMN Healthcare Services, Inc.

                                                /s/ KPMG LLP


Miami, Florida
November 15, 2001